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                                  EXHIBIT 4.4
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                                AMENDMENT NO. 3
                             1991 STOCK OPTION PLAN
                             VSI ENTERPRISES, INC.


         WHEREAS, the Board of Directors of VSI Enterprises, Inc. (the "Company") has previously adopted, as amended by Amendments No. 1 and No. 2 thereto, and the shareholders of the Company have approved, the 1991 Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

         WHEREAS, the Board of Directors of the Company deems it desirable to further amend the Plan as provided herein;

         NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                               AMENDMENT TO PLAN

         1.1 Section 16(b) of the Plan shall be amended by deleting the text thereof in its entirety and substituting the following new Section 16(b) therefor:

                 "(b) On and as of January 5 of each year during the term of the Plan, each then Non-Employee Director of the Company shall be granted, without necessity of action by the Board of Directors or the Committee, as the case may be, and only to the extent that there are a sufficient number of Shares reserved to the Plan, an option hereunder to purchase 15,000 Shares at an exercise price equal to the fair market value of such stock on the date of grant."

                                   ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

         2.1 The amendment effected hereby shall be effective for options granted under the Plan on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company entitled to vote thereon represented in person and by proxy at a meeting of shareholders. In the event shareholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Company, then any options granted in the intervening period to non-employee directors of the Company in accordance with the terms of this amendment shall be void.